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                       INVESTMENT SUBADVISORY AGREEMENT

   INVESTMENT SUBADVISORY AGREEMENT, dated as of November 28, 2005, by and among GREEN CENTURY CAPITAL MANAGEMENT, INC., a Massachusetts corporation having its principal place of business in Boston, Massachusetts (the "Adviser"), TRILLIUM ASSET MANAGEMENT CORPORATION, a Massachusetts corporation, (the "Subadviser"), and GREEN CENTURY FUNDS, a Massachusetts business trust (the "Trust") on behalf of Green Century Balanced Fund.

   WHEREAS, the Adviser has been organized to operate as an investment adviser registered under the Investment Advisers Act of 1940 and has been retained by the Trust to provide investment advisory services to the Trust, an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, in each case as in effect from time to time, the "1940 Act"); and

   WHEREAS, the shares of beneficial interest (par value $0.01 per share) of the Trust are divided into two separate series, Green Century Balanced Fund (the "Balanced Fund" or the "Fund") and Green Century Equity Fund (the "Equity Fund"); and

   WHEREAS, the Adviser desires to retain the Subadviser to furnish it with portfolio management services in connection with the Adviser's investment advisory activities on behalf of the Balanced Fund, and the Subadviser is willing to furnish such services to the Adviser and the Trust;

   NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

   1. Employment of the Subadviser. In accordance with and subject to the Investment Advisory Agreement between the Trust and the Adviser, attached hereto as Exhibit A (the "Advisory Agreement"), the Adviser hereby appoints the Subadviser to perform the portfolio management services described herein for the investment and reinvestment of the assets of the Fund, subject to the direction and supervision of the Adviser and the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Subadviser accepts such employment and agrees to furnish the services described herein in accordance with the terms of this Agreement and applicable law. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

   2. Obligations of and Services to be Provided by the Subadviser.

   (a) The Subadviser undertakes to provide the following services and to assume the following obligations with respect to the Fund:

      (1) The Subadviser, subject to and in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's Registration Statement(s) under the Securities Act of 1933 (the "1933 Act"), as it may be amended from time to time and as adopted by the Trust's Board of Trustees from time to time and the overall supervision of the Trust's Board of Trustees and the Adviser, shall maintain a continuing investment program for the Fund, including investment research and management with respect to the investment and reinvestment of the assets of the Fund, and shall take such steps as may be reasonably necessary to implement the same. The Subadviser shall make all trades for the Fund, engage in other actions as related to the Fund, and maintain the portfolio of the Fund at all times in compliance with the 1933 Act, the 1940 Act, and all applicable laws and regulations. The Subadviser shall apply the environmental and other screening criteria developed by the Adviser and the Trust and communicated to the Subadviser in writing in accordance with the investment research of the Subadviser with respect to such criteria. Should the Trust's Board of Trustees at any time establish an investment policy with respect to the Fund and notify the Subadviser thereof in writing, the Subadviser shall be bound by such determination for the period, if any, specified in such notice or until notified in writing by the Board of Trustees that such policy has been revoked.

       (2)The Subadviser may not consult with any other subadviser to the Fund concerning transactions in securities or other assets for the Fund except that such consultations are permitted between the current and successor subadviser(s) to the Fund in order to effect an orderly transition of subadvisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

       (3)In connection with the purchase and sale of portfolio investments of the Fund, the Subadviser shall arrange for the transmission to the Adviser and the Trust's portfolio accountant, on a daily basis, of such confirmations, trade tickets or other documentation as may be necessary to enable the Adviser to perform its advisory and administrative responsibilities. The Subadviser shall render such reports to the Adviser, any subadministrator and/or to the Trust's Board of Trustees concerning compliance, the investment activities and portfolio composition of the Fund, in such forms and at such intervals, as the Adviser or the Trust's Board of Trustees may from time to time reasonably require.

       (4)The Subadviser shall have the authority and discretion to select brokers and dealers to execute the Fund's portfolio transactions and for the selection of the markets on or in which the transaction will be executed. In connection with the selection of such brokers or dealers and the placing of such orders, the Subadviser is directed to seek for the Fund, in its best judgment, prompt best available execution in an effective manner. Subject to the primary objective of obtaining best available execution, securities may be bought from or sold to broker-dealers that charge commissions in excess of the amount of commission another broker-dealer would have charged as long as the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund, subject to any applicable laws, rules and regulations. Broker-dealers that sell shares of the Fund or any other fund for which the Subadviser acts as investment adviser or subadviser shall only receive orders for the purchase or sale of the Fund's portfolio securities to the extent that the placing of such orders is in compliance with applicable law and the rules of the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. In connection with the placement of orders for the execution of portfolio

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          transactions, and subject to the direction and supervision of the
          Adviser and the Trust's Board of Trustees, the Subadviser shall create and maintain all necessary brokerage records of the Trust in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act.

       (5)All records maintained by the Subadviser on behalf of the Adviser or the Fund (including, without limitation, records maintained and preserved by the Subadviser pursuant to Rule 31a-1 and Rule 31a-2 adopted under the 1940 Act) shall be the property of the Adviser or the Trust, as applicable, and shall be available for inspection and use by (or surrendered to) the SEC, the Trust or any person retained by the Trust promptly upon request. Where applicable, such records shall be maintained by the Subadviser for the periods and in the places required by Rule 31a-1 and Rule 31a-2 under the 1940 Act, as applicable.

       (6)The Subadviser shall not have any responsibility for determining the manner in which voting rights shall be exercised.

       (7)The assets of the Fund shall be held by one or more financial institutions designated by the Fund in a custodial capacity (the "Custodian") in an account which the Fund has directed the Custodian to open. All transactions will be consummated by payment to or delivery by the Custodian for the Fund or such depositories or agents as may be designated by the Custodian of all cash and/or securities due to or from the Fund, and the Subadviser shall not have possession or custody thereof or any responsibility or liability with respect thereto. The Subadviser shall advise the Custodian, the Trust's portfolio accounting agent and the Adviser daily of all investments placed by its broker/dealers pursuant to procedures agreed upon by the Subadviser and the Adviser. The Adviser and the Trust shall issue to the Custodian such instructions, and hereby authorize the Subadviser to issue to the Custodian such instructions, as may be appropriate in connection with the settlement of transactions initiated by the Subadviser. The Adviser shall cause the Custodian to accept instructions from the Subadviser with respect to Fund assets and transactions by the Fund in the performance of the Subadviser's duties hereunder. The Adviser shall use its best efforts to cause the Custodian to provide the Subadviser with any such information and reports concerning the Fund or its assets as the Subadviser may from time to time reasonably request, provided that neither the Adviser nor the Fund shall be required to provide additional compensation to the Custodian to provide any such information or report. The Subadviser shall have no liability or obligation to pay the cost of such Custodian or for any of its services.

    (b)The Subadviser represents to the Adviser and the Trust that it will disclose to the Adviser and the Trust promptly after it has knowledge of any significant change or variation in its management structure or personnel which will affect the Fund or any significant change or variation in its management style or investment philosophy which will affect the Fund. In addition, the Subadviser represents to the Adviser and the Trust that it will similarly disclose to the Trust and the Adviser, promptly after it has knowledge, of (i) the existence of any pending significant legal action or proceeding against it, (ii) any threatened significant legal action of any federal or state regulatory authority or (iii) the existence of any pending investigation by any federal or state governmental agency related to or involving the Fund, and, in each case, will provide to the Adviser and the Trust all such material information with respect to such action, proceeding or investigation as is reasonably requested by the Adviser and the Trust, provided that such information can be disclosed without effect on any legal privilege and is and permitted to be disclosed by the Subadviser pursuant to applicable law.

       The Adviser and the Trust each represents to the Subadviser that any information received by it pursuant to this clause (b) will be kept confidential.

    (c)The Subadviser agrees that it will not deal with itself, or with the Trustees of the Trust or with the Adviser, or the principal underwriter or distributor as principals in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the 1940 Act, will not take a long or short position in the shares of the Fund except as permitted by the Trust's Declaration of Trust, and will comply with all other applicable provisions of the Trust's Declaration of Trust and By-Laws and any current Prospectus or Statement of Additional Information of the Fund, in each case to the extent that it has received a copy of the same.

    (d)The Subadviser may manage other portfolios and expects that the Fund and other portfolios it manages will, from time to time, purchase or sell the same securities. Consistent with the Subadviser's fiduciary duties to the Fund and applicable law, the Subadviser may aggregate orders for the purchase or sale of securities on behalf of the Fund with orders on behalf of other portfolios the Subadviser manages. Securities purchased or proceeds of securities sold through aggregated orders are allocated to the account of each portfolio managed by the Subadviser that bought or sold such securities at the average execution price. If less than the total of the aggregated orders is executed, purchased securities or proceeds will generally be allocated pro rata among the participating portfolios in proportion to their planned participation in the aggregated orders.

    (e)The Adviser understands and agrees that the Subadviser and its officers, affiliates and employees perform investment advisory and investment management services for various clients other than the Adviser and the Fund. Subject to the terms of a letter agreement entered into by the Adviser and the Subadviser on the date hereof (as amended and in effect from time to time, the "Letter"), nothing in this Agreement shall prohibit the Subadviser or any of its officers, affiliates or employees from providing any services for any other person or entity or limit the service which the Subadviser or any such officer, affiliate or employee can provide to any person or entity. Subject to the terms of the Letter, the Subadviser and its officers and employees may act and continue to provide investment management services for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Subadviser to provide investment management services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation on the part of the Subadviser. Subject to applicable law, nothing in this Agreement shall limit or restrict the Subadviser or any of its officers, affiliates or employees from buying, selling or trading in any securities for its or their own accounts. The Adviser understands and acknowledges that the Subadviser and its officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Fund and that the Subadviser and its officers, affiliates and employees may give advice and take action in the performance of duties with respect to any other client which may differ from advice given, or the timing or nature of action taken, with respect to the Fund. The Subadviser shall not have any obligation to purchase or sell for the Fund any security which the Subadviser, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Subadviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities.

   3. Expenses. During the terms of this Agreement, the Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Subadviser shall not be obligated to pay any expenses of or for the Trust, the Fund or the Adviser that are not expressly assumed by the Subadviser.

   4. Compensation. The Adviser agrees to pay the Subadviser as full compensation for the services to be rendered and expenses to be borne by the Subadviser a fee equal on an annual basis to 0.40% of the value of the average daily net assets of the Fund up to $30 million and 0.35% of the value of the average daily net assets of the Fund in excess of $30 million. Such fee shall be accrued daily and payable following the end of each quarter.

   The "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets as of the close of regular trading on the New York Stock Exchange (currently, 4:00 p.m. Eastern Time) on each day on which the net asset value of the Trust is determined consistent with the provisions of Rule 22c-1 under the 1940 Act. The value of the net assets of the Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust and the Fund's then current prospectus and statement of additional information. If the determination of net asset value does not take place for any particular day, then for the purposes of this Section 4, the value of the net assets of the Fund last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may be lawfully determined on that day. If the Trust determines the value of the net assets of the Fund more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4.

   Notwithstanding the foregoing provisions of this Section 4, the compensation to be received by the Subadviser under this Agreement for the period from the date hereof to but not including April 27, 2006, or, if earlier, the date on which this Agreement is approved by the shareholders of the Fund in accordance with the 1940 Act, shall not exceed the compensation that would have been received by Adams Harkness Asset Management, Inc. ("AHAM") during such period under that certain Investment Subadvisory Agreement, dated as of April 1, 1999, by and among the Adviser, AHAM and the Trust on behalf of the Fund.

   5. Renewal and Termination. This Agreement shall continue in effect with respect to the Fund, unless sooner terminated as hereinafter provided, for a period of two years from the date hereof and indefinitely thereafter if its continuance after such two year period shall be "specifically approved at least annually" by "vote of a majority of the outstanding voting securities" of the Fund or by vote of a majority of the Trust's Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not "interested persons" of the Adviser, the Subadviser or the Trust, cast at a meeting called for the purpose of voting on such approval as provided under the 1940 Act.

   Notwithstanding the immediately preceding sentence of this Section 5, this Agreement shall terminate on April 27, 2006 unless on or before such date this Agreement is approved by the shareholders of the Fund in accordance with the 1940 Act.

   This Agreement may be terminated at any time, with respect to the Fund, without payment of any penalty, (i) by the Trust's Board of Trustees or by the "vote of a majority of the outstanding voting securities" of the Fund, upon not more than 60 days' nor less than 30 days' prior written notice to the Adviser and Subadviser, (ii) by the Adviser upon not more than 60 days' nor less than 30 days' prior written notice to the Trust and the Subadviser, or (iii) by the Subadviser upon not less than 180 days' prior written notice to the Trust and the Adviser. This Agreement will terminate automatically upon any termination of the Advisory Agreement between the Trust and the Adviser or in the event of its "assignment".

   The terms "specifically approved at least annually", "interested persons", "vote of a majority of the voting securities", and "assignment" when used in this Agreement shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

   6. Standard of Care. The Subadviser may rely on information reasonably believed by it to be accurate and reliable. Neither the Subadviser nor its officers, directors, or employees shall be subject to any liability for any act or omission, or error of judgment or for any loss suffered by the Trust, the Fund or the Adviser in the course of, connected with, or arising out of any services to be rendered hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Subadviser in the performance of its duties, violation of law, or by reason of reckless disregard on the part of the Subadviser of its obligations and duties under this Agreement.

   7. Representations and Warranties. Each of the Adviser and the Subadviser represents and warrants that: (a) the person(s) executing this Agreement on behalf of such party has full power and authority to execute this Agreement on behalf of such party and (b) such party's execution, delivery and performance of this Agreement will be binding upon such party in accordance with the terms hereof, and will not violate in any material respect any obligation by which such party is bound, whether arising by contract, operation of law, or otherwise. The Adviser acknowledges that it has received a copy of the Subadviser's disclosure document under Rule 204-3 of the Investment Advisers Act of 1940 at least 48 hours prior to executing this Agreement. In addition, the Adviser represents and warrants that true and complete copies of the Agreement and Declaration of Trust and By-Laws of the Trust and the prospectus and statement of additional information of the Fund have been delivered to the Subadviser. The Adviser will deliver to the Subadviser all future amendments and supplements to such documents.

   The Subadviser agrees to review written communications to Fund shareholders and prospective investors relating to the Fund and the Subadviser's services hereunder, including shareholder reports and proxy statements, as reasonably requested by the Adviser. The Subadviser agrees to review the Fund's Prospectus and the Statement of Additional Information as reasonably requested by the Adviser to assure that the description therein of the investment policies and strategies followed by the Subadviser in providing services hereunder for the Fund is consistent with the policies and strategies the Subadviser uses or intends to use and that the information therein concerning the Subadviser and the services provided hereunder is accurate and complete. The Adviser agrees to provide a reasonable time period for the Subadviser's review of such written materials. The Subadviser shall not be liable for any actual or alleged material misstatement or omission in the Prospectus, the Statement of Additional Information, proxy statements or other communications to Fund shareholders or prospective investors, unless the misstatement or omission relates to the Subadviser or services to be provided by the Subadviser, including the investment strategies and policies to be followed by the Subadviser, and is based on information furnished by the Subadviser.

   8. Use of Names; References to the Subadviser. The Trustees of the Trust and the Subadviser acknowledge that, in consideration of the Adviser's assumption of organization expenses of the Trust and of the Fund, the Adviser has reserved for itself the right to the names "Green Century Funds", "Green Century Balanced Fund", and "Green Century Equity Fund" (or any similar names) and that use by the Trust of such names shall continue only with the continuing consent of the Adviser, which consent may be withdrawn at any time, effective immediately, upon written notice thereof to the Trust. The Subadviser hereby agrees that the Adviser may use the Subadviser's name in the Fund's marketing or advertising materials with the prior written consent of the Subadviser, which consent will not be unreasonably withheld or delayed

   9. Assignment, Amendment of this Agreement. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by any party hereto, except as permitted under the 1940 Act (including any exemptions as may be granted by the SEC under the 1940 Act). No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective, with respect to the Fund, until approved by vote of the holders of a majority of the outstanding voting securities of the Fund, if such shareholder approval is required by the 1940 Act subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

   10. Severability. If any provision of this Agreement shall be held or made invalid by a decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

   11. Notices. Notices should be provided to the Subadviser at: Mr. Adam Seitchik, Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111. Notices to the Adviser should be provided to Ms. Amy Perry Basseches, Green Century Capital Management, Inc., 29 Temple Place, Suite 200, Boston, MA 02111. Notices to the Trust should be provided to Ms. Kristina Curtis, Green Century Funds, 29 Temple Place, Suite 200, Boston, MA 02111.

   12. Miscellaneous. Each party agrees to perform such further acts and to execute further documents as are necessary to effectuate the acts and execute such purposes hereof. The Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts, provided, however, that nothing herein will be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules and regulations of the SEC promulgated thereunder Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                           [Signature page follows.]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. Pursuant to the Trust's Declaration of Trust, dated as of July 1, 1991, the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the Trust estate.

                                              GREEN CENTURY CAPITAL MANAGEMENT,
                                                INC.

                                              BY
                                                  ------------------------------
                                                  Amy Perry Basseches
                                                  President

                                              TRILLIUM ASSET MANAGEMENT
                                                CORPORATION

                                              BY
                                                  ------------------------------
                                                  Adam Seitchik
                                                  Vice President

                                              GREEN CENTURY FUNDS

                                              BY
                                                  ------------------------------
                                                  Kristina Curtis
                                                  President